Exhibit 5.1

August 2, 2013

Silvercrest Asset Management Group Inc.

1330 Avenue of the Americas, 38th Floor

New York, New York 10019

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Silvercrest Asset Management Group Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 2, 2013 (the “Registration Statement”). The Registration Statement covers the registration of an aggregate of 1,687,500 shares of the Company’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”) consisting of 1,687,500 shares of Class A Common Stock (the “Shares”) issuable pursuant to awards granted under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the 2012 Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the 2012 Plan will be issued in accordance with the terms of the 2012 Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Class A Common Stock.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of the 2012 Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP